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                                                                    EXHIBIT 12.1


                          National Energy Group, Inc.
                  Computation of Historical Ratio of Earnings
                                to Fixed Charges
                       (in thousands, except for ratios)



                                                                            Year ended December 31,
                                                         --------------------------------------------------------------
                                                            1996        1997         1998          1999         2000
                                                         ---------   ---------    ----------    ---------    ----------

Earnings
     Income (loss) before income taxes and
        extraordinary items                              $ (40,061)  $ (41,624)   $ (164,514)    $ 2,024      $ 18,610
     Interest expense                                        3,621      11,256        15,719       1,909         9,656
     Amortization of debt issuance cost                        151         640           936         863           121
     Interest portion of rental expense                         37          83           100         129           135
                                                         ---------   ---------    ----------     -------      --------
        Earnings (loss)                                  $ (36,252)  $ (29,645)   $ (147,759)    $ 4,925      $ 28,522
                                                         =========   =========    ==========     =======      ========

Fixed charges:
     Interest, including capitalized portion             $   3,621   $  13,801    $   19,090     $ 1,909      $  9,656
     Amortization of debt issuance cost                        151         640           936         863           121
     Interest portion of rental expense                         37          83           100         129           135
                                                         ---------   ---------    ----------     -------      --------
        Fixed charges                                    $   3,809   $  14,524    $   20,126     $ 2,901      $  9,912
                                                         =========   =========    ==========     =======      ========

Ratio of earnings to fixed charges                              --          --            --        1.7X(a)       2.9X(a)
                                                         =========   =========    ==========     =======      ========

Deficiency of earnings to fixed charges                  $ (40,061)  $ (44,169)   $ (167,885)    $   --       $    --
                                                         =========   =========    ==========     =======      ========


(a) This ratio excludes approximately $17.7 million and $10.5 million of 1999 and 2000, respectively, of interest on the senior notes since the Company discontinued the accrual of interest due to the Chapter 11 proceeding.